UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2015

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdictionof incorporation)	(CommissionFile Number)	(IRS Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 484-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On June 25, 2015, ITUS Corporation (the “Company”) announced that effective at 9:00 a.m. eastern standard time on June 26, 2015, the Company will implement a reverse stock split of its shares of common stock at a ratio of one-for-twenty-five (the “Stock Split”). The Stock Split, which was approved by the Company’s board of directors under authority granted by the Company's stockholders at the Company’s 2014 Annual Meeting of Stockholders held on August 8, 2014, will be consummated pursuant to a Certificate of Amendment that was filed with the Secretary of State of Delaware on June 25, 2015 (the “Certificate of Amendment”).  A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock will decrease from approximately 219 million shares to approximately 8.8 million shares of common stock, all with a par value of $0.01. Fractional shares resulting from the Stock Split were rounded up to the next whole number. As a result of the Stock Split, the number of shares of the Company’s common stock and preferred stock authorized under our Certificate of Incorporation, as amended, will also be decreased by the same proportion as the outstanding shares of common stock.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

3.1

Certificate of Amendment

99.1

Press Release, dated June 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2015

ITUS CORPORATION

By:/s/ Robert A. Berman

       Name: Robert A. Berman

       Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

Description

3.1	Certificate of Amendment
99.1	Press Release, dated June 25, 2015